Exhibit 10.A.02

As of March 3, 2005

Eurocinema Corp.
387 Park Avenue South
3rd Floor
New York, NY 10016

Ladies and Gentlemen:

This letter shall set forth the terms and conditions pursuant to which EUROCINEMA, INC. (“Eurocinema”) and iN DEMAND L.L.C. (“iN DEMAND”) have agreed to proceed with regard to the transport and VOD exhibition (“Exhibition”) of certain programs (each a “Program”).

1.
Eurocinema hereby grants to iN DEMAND, with respect to each Program, the non-exclusive rights and license under copyright to Exhibit such Program, and to authorize the Exhibition of such Program by and through systems and other entities affiliated with iN DEMAND that maintain a fully operational catch server capable of receiving the VOD Content from iN DEMAND (the “Affiliated Systems”), throughout the Territory during the Program Term on a Video On Demand Basis, without limitation as to the number of Exhibitions thereof. The license period with respect to each Program shall be specified by Eurocinema in the program schedule delivered by Eurocinema in accordance with iN DEMAND’s specifications Exhibit B hereto at the time such Program is provided by Eurocinema to iN DEMAND for Exhibition (the “License Period”).

2.
iN DEMAND shall pay to Eurocinema a License Fee with respect to each Program equal to forty percent (40%) of the Gross Receipts for such Program (the “License Fees”). Each payment shall be made by check mailed to Eurocinema within five days of the end of each such month (commencing with the month in which occurs the date sixty (60) days after the commencement of the Term) and shall be accompanied by an accounting statement setting forth with respect to each Affiliated System: (i) the number of individual Exhibitions of such Program by VOD Subscribers reported by such Affiliated System with respect to such month, to the extent such information is available to iN DEMAND; (ii) the number of individual purchases of such Program by VOD Subscribers reported by such Affiliated System with respect to such month; (iii) the retail price(s) for such Program reported by such Affiliated System with respect to such month; (iv) the Gross Receipts reported by such Affiliated System with respect to such month; and (v) License Fees payable to Eurocinema by iN DEMAND in respect of such month.

3.
iN DEMAND shall not make any modifications, deletions, cuts or alterations in or to any Program without the prior approval of Eurocinema, except that with respect to each Program, iN DEMAND may, in iN DEMAND’s discretion, do any one or more of the following: (a) digitize, compress, encode or otherwise modify, add to or manipulate the signal containing such Program, so long as the quality of the Exhibition hereunder is not materially affected thereby; (b) superimpose upon such Program its rating and/or content advisories; and (c) permit the viewer of the Exhibition of such Program, at such viewer’s discretion, to stop, pause, accelerate, slow, reverse or resume such Exhibition.

4.	iN DEMAND shall transport each Program in accordance with the Transport Terms and Conditions set forth on Exhibit B

5.	Term shall be 1/1/05-6/30/07.

6.
Territory shall mean the United States of America and its commonwealths, territories and possessions (including, without limitation, the U.S. Virgin Islands, Puerto Rico, Guam and Saipan), Canada, the Bahamas, Bermuda, Jamaica, the Cayman Islands, Curacao, the Netherlands Antilles (including, without limitation, St. Maarten), the Dominican Republic, Anguilla and the West Indies.

7.
Video On Demand Basis shall mean the mode of Exhibition of a Program in which a subscriber elects to view such Program (alone or in combination with other programming) on an “on demand basis” (i.e., at a time or times of such individuals’ choosing, which time or times are not regularly scheduled).

8.
All notices, statements, and other documents required to be given in writing shall be by personal (or messenger) delivery, by registered or certified mail or by electronic means (except as herein otherwise expressly provided) and shall be addressed to the respective addresses provided above and, in the case of iN DEMAND, Attention: Senior Vice President, Business Affairs. Notice given by personal (or messenger) delivery, by registered or certified mail or by electronic means shall be deemed given upon receipt. Capitalized terms not defined in this letter shall have the respective meanings assigned thereto in the Standard Terms and Conditions attached hereto as Exhibit A, which are incorporated herein and made a part hereof.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Very truly yours, iN DEMAND L.L.C.

By:
Title:

Accepted and Agreed:

EUROCINEMA, CORP.

By
Sebastien Perioche Chairman & CEO

EXHIBIT A

STANDARD TERMS AND CONDITIONS

In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to the terms and conditions set forth in these Standard Terms and Conditions and the deal terms letter related hereto (the “Agreement”).

1.	LICENSE FEES; STATEMENTS AND PAYMENTS

(a)
In consideration of the rights and license granted to iN DEMAND hereunder and Eurocinema’s agreements and obligations herein with respect to each Program, and subject to the full and faithful performance of Eurocinema’s obligations hereunder, iN DEMAND shall pay to Eurocinema, with respect to each Program, the License Fees collected by iN DEMAND with respect to such Program. Gross Receipts shall mean, with respect to each Program, all monies actually received by the Affiliated Systems for each viewing of such Program by VOD Subscribers on a Video On Demand Basis pursuant to the rights herein granted, less applicable taxes. Gross Receipts shall be, at all times, subject to retroactive adjustment for refunds, credits, settlements, allowances, rebates, corrections and other similar purposes. Such retroactive adjustments may be implemented by iN DEMAND’s withholding appropriate amounts from License Fees as become payable pursuant to subsequent Accounting Statements following the relevant retroactive adjustment. All overpayments not recovered from amounts otherwise payable for the month in which such matters are first reflected in an Accounting Statement may be carried forward or backward (at iN DEMAND’s election) and/or, at iN DEMAND’s election, repaid by Eurocinema. VOD Subscriber shall mean, with respect to each Program, a subscriber of an Affiliated System acting with the authorization of iN DEMAND that elects to view such Program on a Video On Demand Basis as authorized by iN DEMAND or the applicable Affiliated System, and receives and pays for such viewing.

(b)
iN DEMAND shall keep at its main offices books of account directly relating to the Exhibition of each Program hereunder (which books of account are herein referred to as “Records”), which shall be kept in no less detail than and at the same place as such Records are customarily kept by iN DEMAND. During the Term and for a period of twelve (12) months thereafter, Eurocinema may, at its own expense, but not more than once annually and only upon not less than fifteen (15) days’ prior written notice, cause the audit of the applicable Records at the aforesaid offices solely in order to verify any accounting statement. Any such audit shall be conducted only during reasonable business hours and in such manner as not unreasonably to interfere with the normal business activities of iN DEMAND and, provided that iN DEMAND provides reasonable assistance to Eurocinema, shall not continue for more than ten (10) business days. Eurocinema’s right to examine iN DEMAND’s Records is limited to the accounting statements for the applicable Program that have been furnished within twenty-four (24) months prior to such audit, and no statement may be audited more than once. Under no circumstances shall Eurocinema have the right to examine Records relating to any other picture or program licensed by iN DEMAND or Records relating to iN DEMAND’s business generally, or to examine any books or records of any Affiliated System. Eurocinema shall furnish to iN DEMAND a copy of any report of such audit within thirty (30) days after Eurocinema’s receipt thereof.

2.	ADVERTISING AND PROMOTION

Upon iN DEMAND’s request, Eurocinema shall provide iN DEMAND with promotional materials for each Program (which may, at the discretion of Eurocinema, include (i) the name, likeness, biography photograph and recorded voice and music of any Person appearing in and/or associated with such Program, (ii) footage from such Program, and (iii) written summaries, extracts and synopses of such Program). Eurocinema hereby grants to iN DEMAND, with respect to each Program, the rights and license to (and to authorize Affiliated Systems to) use such promotional materials in the form provided by Eurocinema to advertise, publicize and promote such Program and its Exhibition hereunder. Any alteration or use of such promotional material as part of a broader promotion shall require the prior consent of Eurocinema.

3.	REPRESENTATIONS AND WARRANTIES

Eurocinema represents and warrants to, and covenants with, iN DEMAND with respect to each Program that:

(i)
Eurocinema is a ____________ corporation and the person executing this Agreement on its behalf is duly authorized to do so, and Eurocinema is authorized and has the power to enter into and perform its obligations under this Agreement; Eurocinema owns or controls the right to Exhibit, publicize, reproduce, and otherwise derive revenue from such Program in the manner and form provided in this Agreement, free and clear of any and all liens, claims or encumbrances; Eurocinema has the right to grant the rights granted herein; and such Program has not been licensed and will not be licensed for Exhibition contrary to the provisions of this Agreement; and

(ii)
Such Program (and all elements thereof), its title and any advertising or publicity materials supplied by Eurocinema in connection therewith, do not and will not contain any language or material which is obscene, libelous, slanderous or defamatory and will not, when used as permitted hereunder, violate or infringe upon, or give rise to any adverse claim with respect to, any common-law or other right whatsoever (including, without limitation, any copyright, trademark, service mark, literary, dramatic, music or motion picture right, right of privacy or publicity, contract right or moral rights of authors) of any Person, or violate any law; and

(iii)
Eurocinema shall on a timely basis make all payments which may become due or payable under any applicable guild or union collective bargaining agreement or under any other contract by reason of the Exhibition of such Program hereunder; and neither iN DEMAND nor any Affiliated System or service with which iN DEMAND does business shall have any responsibility or liability for any services, deferments, obligations or claims made for services provided or performed by, or rights granted to, any Person in connection with such Program, nor any responsibility or liability for the making of payments to or on behalf of any Person (including, without limitation, any union, guild, actor, writer, director, producer, craftsman, performer or governmental agency) by virtue of the use made of such Program hereunder, any trailer or other elements supplied by Eurocinema or any non-film material supplied by Eurocinema, all residual and other payments to any such Person being the sole responsibility and obligation of Eurocinema; and

(iv)
Eurocinema has obtained all necessary music clearances and licenses (including, without limitation, music publishing and synchronization rights and licenses) and has made all payments required in connection therewith; and the non-dramatic music performance rights necessary for the uses of such Program licensed hereunder (and for the uses of the advertising or publicity materials supplied by Eurocinema in connection therewith) are: (A)(I) controlled by American Society of Composers, Authors and Publishers or Broadcast Music, Inc. and (II) available for direct license by iN DEMAND from the publisher(s) controlling such rights; (B) owned by or licensed to Eurocinema so that no additional clearance of, or payment with respect to, such rights is required for the uses of such Program licensed hereunder; or (C) in the public domain; and

(v)
Such Program is validly registered for copyright protection in the U.S. in Eurocinema’s name (directly or indirectly) and will remain so protected during the Term; and there are no claims, litigation or other legal proceedings pending or threatened relating to such Program or the rights granted herein.

4.	INDEMNIFICATION

(a)
Each party (respectively, the “Indemnitor”) assumes liability for, and shall indemnify, defend, protect, save and hold harmless the other party and each member therein, and their respective parents, subsidiary and affiliated divisions and companies, permitted assigns and, in the case of iN DEMAND, distributors and licensees, and the respective shareholders, directors, officers, employees and agents of the foregoing (the “Indemnified Parties”) from and against any and all claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses) of whatsoever kind and nature imposed on, incurred by or asserted against any of such Indemnified Parties, arising out of any breach or, solely with respect to third party claims, alleged breach by the Indemnitor of any representation or warranty or covenant made, or obligation assumed, by the Indemnitor pursuant to this Agreement. The provisions of this Section shall apply, without limitation, to claims brought by the indemnified party against the Indemnitor.

(b)
In order to seek or receive indemnification hereunder in cases involving third-party claims: (i) the party seeking indemnification (the “Indemnitee”) must have promptly notified the other (the “Indemnitor”) of any claim or litigation of which it is aware to which the indemnification relates; and (ii) with regard to any claim or litigation to which the Indemnitor itself is not a party, the Indemnitee must have afforded the Indemnitor the opportunity to participate in any compromise, settlement, litigation or other resolution or disposition of such claim or litigation.

5.	CONFIDENTIALITY

Neither Eurocinema nor iN DEMAND shall disclose to any third party (other than their respective employees, investors, financing parties and their respective representatives, in their capacity as such) any information with respect to the financial terms and provisions of this Agreement, except: (a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (b) as part of its normal reporting or review procedure to its parent company, its partners, its auditors and its attorneys, provided, however, that such parent company, partners, auditors and attorneys agree to be bound by the provisions of this Section, and (c) in order to enforce its rights pursuant to this Agreement in a legal proceeding. In addition, Eurocinema shall not make, and shall not authorize, any press release or other announcement regarding the existence of this Agreement or any of the terms hereof without the prior written consent of iN DEMAND.

6.	GENERAL PROVISIONS

(a)
Assignment. This Agreement may not be assigned by Eurocinema except to an affiliate, either voluntarily or by operation of law, without the prior written consent of iN DEMAND. Any purported assignment or transfer by either party of any of its rights or obligations under this Agreement other than in accordance with the provisions of this Section shall be void. Subject to the provisions of this Section, this Agreement shall inure to the benefit of each of the parties’ successors and assigns.

(b)
Captions/Definitions. The titles of the sections of this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. Exhibition shall mean distribution, transmission, display, exhibition, exploitation, projection or performance, and Exhibit shall mean to cause the Exhibition. Person shall mean any natural person, corporation, partnership, joint venture, association, trust, governmental agency or any other entity whatsoever.

(c)
No Waiver. No course of dealing between the parties shall operate as a waiver of any of either party’s rights under this Agreement. No delay or omission on the part of either party in exercising any right under this Agreement shall operate as a waiver of such right or any other right hereunder. No waiver shall be binding against the party asserted to have made such waiver unless it is in writing and signed by one otherwise authorized to execute this Agreement on behalf of such waiving party. A waiver by either party of any of the terms or conditions of this Agreement in any instance or a waiver by either party of any breach of this Agreement shall not be deemed or construed to be a waiver of such terms or conditions for the future or a waiver of any subsequent breach hereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party. Notwithstanding anything to the contrary set forth herein, in the event that this Agreement is executed and delivered subsequent to any date on which Eurocinema is required to deliver any item or take any action hereunder, the date by which such delivery or action is required to take place shall be delayed to the date five (5) business days after the execution and delivery of this Agreement.

(d)
Survival. All representations and warranties contained in this Agreement or made in writing by either party in connection herewith shall survive the execution and delivery of this Agreement and any investigation made by iN DEMAND or Eurocinema or on their respective behalves, and such representations and warranties shall remain in effect so long as the party making such representations and warranties continues to have obligations hereunder. The provisions of Sections 4, 5, 6 and 7 shall survive the termination of this Agreement.

(e)
Merger. This Agreement constitutes the entire agreement between Eurocinema and iN DEMAND with respect to the licensing by iN DEMAND of the Programs during the Term, replaces and supersedes all previous agreements and understandings whether written or oral pertaining thereto, and may be changed or modified only by an agreement in writing signed by Eurocinema and iN DEMAND.

(f)
Severability. If any provision hereof shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability: (i) shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and (ii) shall affect neither such provision nor this Agreement in any other jurisdiction. If, moreover, any restriction or other provision of this Agreement shall for any reason be held to be too broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision or restriction so as to be enforceable to the extent compatible with applicable law, the parties hereby agreeing that said restrictions and other provisions hereof are fair and reasonable as at the date hereof. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(g)
Independent Contractors. Eurocinema and iN DEMAND are independent contractors with respect to each other. Nothing herein shall create any association, partnership, joint venture, fiduciary or agency relationship between them. Nothing contained herein shall be deemed to create a specific fund of any Gross Receipts or Eurocinema’s share thereof, or with respect to any other sums, or to give Eurocinema a lien on the rights granted to iN DEMAND or the proceeds derived by iN DEMAND from the exercise of such rights or to preclude iN DEMAND from commingling any Gross Receipts with other monies, and Eurocinema waives any right to claim to the contrary. Without limiting the generality of the foregoing, iN DEMAND shall have no fiduciary obligation to Eurocinema, and iN DEMAND shall not be deemed to have received any sums as an agent or fiduciary for Eurocinema’s account.

(h)
No Representation; No Third Party Beneficiaries. iN DEMAND has not made and shall not be required to make any representations or promises regarding the number of VOD Subscribers who will order any Program, the amount of Gross Receipts which will be derived therefrom, or Eurocinema’s share of such Gross Receipts. Except as expressly provided to the contrary herein, this Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

(i)
Choice of Law; Consent to Jurisdiction. This Agreement and all matters or issues collateral hereto shall be governed by the laws of the State of New York applicable to contracts entered into and to be fully performed therein. Eurocinema hereby: (i) agrees that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court in the City of New York, (ii) waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, (iii) irrevocably submits to the jurisdiction of any such court in any such litigation, action or proceeding and (iv) waives any claim or defense of inconvenient forum. Eurocinema hereby consents to service of process by registered mail, return receipt requested, at Eurocinema’s address set forth in or pursuant to this Agreement and expressly waives the benefit of any contrary provision of foreign law.

EXHIBIT B

TRANSPORT TERMS AND CONDITIONS

These provisions set forth the terms and conditions pursuant to which Eurocinema and iN DEMAND have agreed to proceed with regard to the transfer and distribution of Eurocinema content (the “VOD Content”) to the Affiliated Systems) for exhibition by subscribers of such Affiliated Systems on a video on demand basis.

1.
With respect to the VOD Content, at Eurocinema’s cost and expense, Eurocinema shall deliver to iN DEMAND a master of each program constituting such VOD Content (each, a “Master”) in accordance with iN DEMAND’s technical standards. Each Master shall be held in the name of Eurocinema for the sole purpose of preparing therefrom at iN DEMAND’s expense for iN DEMAND’s use hereunder video materials of such VOD Content as iN DEMAND shall require for its use hereunder. iN DEMAND is not granted the right to possess or exhibit any Master, such Masters remaining the property of Eurocinema subject to the rights herein granted. Each Master delivered by Eurocinema hereunder shall be either (i) in high quality DigiBeta format (first generation stock) to be encoded by iN DEMAND or (ii) pre-encoded by Eurocinema, with all appropriate metadata included, in accordance with CableLabs 1.1 Specifications and any future versions of such specifications. Eurocinema shall deliver (i) each Master of VOD Content and (ii) a program schedule with all metadata included in a format approved by iN DEMAND no later than ninety (90) days prior to the first day of the month such VOD Content is scheduled for exhibition by the Affiliated Systems.

2.
Subject to Eurocinema’s full and faithful performance of its obligations hereunder, iN DEMAND shall distribute the VOD Content via digital delivery over satellite to the catch servers of the Affiliated Systems designated in writing by Eurocinema (the “iN DEMAND Services”). Eurocinema shall notify iN DEMAND in writing, on a timely basis no less than twenty-one (21) business days prior to the date of any requested change to such designation of Affiliated Systems and all information reasonably requested by iN DEMAND regarding the catch servers of such Affiliated Systems. Nothing herein shall require iN DEMAND to distribute more than twenty (20) hours of VOD Content per month.

3.
In consideration of the iN DEMAND Services, Eurocinema shall pay iN DEMAND in accordance with the rate schedule set forth on the attached Schedule A (the “iN DEMAND Services Fee”). The iN DEMAND Services Fee shall be billed each quarter and payment shall be due within ten (10) days of iN DEMAND’s submission of an applicable invoice. Any payment not made when due shall bear interest thereon at the rate of one and one-half percent (1 1/2%) per month computed from the due date until paid; provided, however, that if such rate is in excess of the maximum permitted by law in the jurisdiction in which such debt accrues, then the rate of such interest shall be the maximum permitted by law.

4.
Neither party hereto shall be liable to the other for any delay or default in or failure of, performance, including iN DEMAND’s inability to provide the iN DEMAND Services, which delay, default or failure results from any act, cause, contingency or circumstance beyond the reasonable control of such party, including, without limitation, any governmental action, nationalization, expropriation, seizure, embargo, regulation, order or restriction (whether federal or state), war (whether or not declared), civil commotion, disobedience or unrest, insurrection, public strike, riot or revolution, lack or shortage of or inability to obtain any labor, machinery, materials, fuel, supplies or equipment from normal sources of supply, strike, work stoppage or slow-down, lockout or other labor dispute, fire, flood, drought or other natural calamity, damage or destruction to plant, laboratory and/or equipment, satellite transmission failure, uplink and/or head end failure, or any other accident, condition, cause, contingency or circumstance (including, without limitation, acts of God) within or without the United States beyond the control of such party, and no such delay or default in, or failure of performance shall constitute a breach by either party hereunder.

5.
IN NO EVENT SHALL iN DEMAND BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, COSTS OR CLAIMS OF ANY NATURE WHATSOEVER (INCLUDING LOST PROFITS) ARISING OUT OF OR RELATING TO THE SUBJECT MATTER HEREOF REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF EUROCINEMA HAS BEEN ADVISED OF THE POSSIBILITIES OF SUCH DAMAGES. IN ADDITION, THE AMOUNT OF iN DEMAND’S LIABILITY TO EUROCINEMA OR ANY THIRD PARTY UNDER ANY CLAIM FOR LOSS OR LIABILITY BASED UPON, ARISING OUT OF, RESULTING FROM, OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT SHALL IN NO CASE EXCEED UNPAID AMOUNTS ACTUALLY PAID OR DUE AND OWING TO iN DEMAND UNDER THIS AGREEMENT.

SCHEDULE A

RATE SCHEDULE

The iN DEMAND Services Fee shall equal (i) $10.50 per minute of VOD Content which is encoded by iN DEMAND and (ii) $4.50 per minute of VOD Content that is encoded at the time of delivery of such VOD Content to iN DEMAND.

The iN DEMAND Services Fee set forth above are based on not more than 30 individual programs per 10 hours of total VOD Content to be encoded by iN DEMAND in any given calendar month. With respect to each individual program in excess of 30 included in 10 hours of VOD Content to be encoded by iN DEMAND, $50 shall be added to the iN DEMAND Services Fee. For purposes of clarification, if Eurocinema delivers 20 hours of VOD Content comprised of 65 individual programs, the iN DEMAND Services Fee shall be increased by $250 ($50x5).